                                   EXHIBIT 12

                       BELLSOUTH TELECOMMUNICATIONS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                                    FOR THE YEAR ENDED DECEMBER 31,
                              SIX MONTHS      --------------------------------------------
                          ENDED JUNE 30, 1995   1994     1993     1992     1991     1990
                          ------------------- -------- -------- -------- -------- --------
1. Earnings
(a) Income from
    continuing
    operations before
    deductions for taxes
    and interest........       $1,983.1       $3,606.0 $2,034.1 $3,014.4 $2,722.5 $2,930.1
(b) Portion of rental
    expense
    representative of
    interest factor.....           36.8           80.3     79.7     86.5     74.8     88.2
                               --------       -------- -------- -------- -------- --------
  Total.................       $2,019.9       $3,686.3 $2,113.8 $3,100.9 $2,797.3 $3,018.3
                               ========       ======== ======== ======== ======== ========
2. Fixed charges
(a) Interest............       $  297.3       $  568.5 $  586.2 $  598.6 $  649.8 $  626.2
(b) Portion of rental
    expense
    representative of
    interest factor.....           36.8           80.3     79.7     86.5     74.8     88.2
                               --------       -------- -------- -------- -------- --------
  Total.................       $  334.1       $  648.8 $  665.9 $  685.1 $  724.6 $  714.4
                               ========       ======== ======== ======== ======== ========
Ratio (1 divided by 2)..           6.05           5.68     3.17     4.53     3.86     4.23
                               ========       ======== ======== ======== ======== ========
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